Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SANDERS MORRIS HARRIS GROUP INC.

Pursuant to the provisions of the Texas Business Organizations Code (the “Code”), Sanders Morris Harris Group Inc. files the following certificate of amendment:

1.	The name of the filing entity is Sanders Morris Harris Group Inc.

2.	The filing entity is a for-profit corporation.

3.	The filing number issued to the filing entity by the secretary of state is: 150120700.

4.	The date of formation of the entity is: August 17, 1998.

5.          Article I of the Articles of Incorporation of the Corporation, as previously amended, is hereby amended to read as follows:

“ARTICLE I

Name

The name of the filing entity is: THE EDELMAN FINANCIAL GROUP INC.”

6. The amendment has been approved in the manner required by the Code and the governing documents of the entity.

7. The document becomes effective when the document is filed by the secretary of state.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false of fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Dated: May 26, 2011.

SANDERS MORIS HARRIS GROUP INC.

By	/s/ John T. Unger
John T. Unger, Senior Vice President and
General Counsel